                                                                 Exhibit (P)(15)

                           CODE OF ETHICS AND CONDUCT

                             GLOBEFLEX CAPITAL, L.P.

                           (REVISED DECEMBER 12, 2005)

As an investment adviser, GlobeFlex Capital, L.P. ("GlobeFlex") is a fiduciary. It and all of its employees and supervised persons owe its clients the highest duty of loyalty. It is crucial to GlobeFlex that each employee and supervised person of GlobeFlex (collectively "Employees") avoid conduct that is or may be inconsistent with GlobeFlex's duty of loyalty to its clients. It is also important for Employees to avoid actions that, while they may not actually involve a conflict of interest or an abuse of a client's trust, may have the appearance of impropriety.

Because GlobeFlex serves as a sub-adviser to a registered investment company (a "Fund Client"), GlobeFlex is required to adopt a code of ethics setting forth policies and procedures, including the imposition of restrictions on itself and Employees, to the extent reasonably necessary to prevent certain violations of rules under the Investment Company Act of 1940 as well as the Investment Advisers Act of 1940. This Code of Ethics and Conduct (the "Code") is intended to set forth those policies and procedures and, beyond that, to state GlobeFlex's broader policies regarding GlobeFlex's and its Employees' discharge of their duty of loyalty to clients.

                                       I.

                                     GENERAL

BASIC PRINCIPLES. This Code is based on a few basic principles that are at the core of our fiduciary duty and that should pervade all professional, as well as all investment-related personal, activities of all Employees: (i) the interests of GlobeFlex's clients come before GlobeFlex's or Employees' interests; (ii) each Employee's professional activities and personal investment activities must be conducted in a way that is consistent with this Code and avoid any actual or potential conflict between the interests of clients and those of GlobeFlex or the Employee; (iii) those activities must be conducted in a way that avoids any abuse of an Employee's position of trust with and responsibility to GlobeFlex and its clients, including taking inappropriate advantage of that position. All GlobeFlex Employees are responsible for conducting themselves in such a manner as to not cause any violations of applicable federal securities laws.

CATEGORIES OF EMPLOYEES. Beyond these general principles, the Code imposes specific procedures, restrictions and standards on Employees' activities. These specific provisions recognize that different Employees have different responsibilities, different levels of control over investment decision making for client accounts, and different levels of access to information about investment decisionmaking and implementation. In general, those with greater control and greater access face greater potentials for conflicts of interest in their personal investment activities and have more direct duties to clients. For these purposes, Employees are divided into three groups:

     1. PORTFOLIO MANAGERS are Employees who have direct responsibility and authority to make investment decisions for client accounts, or who regularly participate in making investment decisions;

     2. INVESTMENT EMPLOYEES include all Portfolio Managers as well as all Employees, such as analysts, who provide information and advice to one or more Portfolio Managers and those who execute the Portfolio Managers' decisions (i.e., traders); and

     3. ACCESS PERSONS include all Portfolio Managers, all other Investment Employees, and all Employees who, in the course of their normal duties, obtain information about clients' purchases or sales of securities. Because of GlobeFlex's small size and the range of duties that Employees may have, all Employees are considered "Access Persons," and "Access Person" procedures, standards and restrictions that might be imposed only on a limited subset of employees in another, larger organization, apply to ALL GlobeFlex Employees.

Any questions regarding the categorization of an Employee should be directed to Laima Tumas.

COMPLIANCE OFFICER. Many of the specific procedures, standards, and restrictions described in this Code involve consultation with the "Compliance Officer." Laima Tumas is the Compliance Officer. In her absence, Jennifer O'Connell, will be the acting Compliance Officer.

"REPORTABLE SECURITY." GlobeFlex requires Employees to provide periodic reports regarding transactions and holdings in any security (i.e. a Reportable Security), except that it does not include:

     -    Direct obligations of the Government of the United States;

     - Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

     -    Shares issued by money market funds; and

     -    Shares issued by open-end mutual funds other than Reportable Funds(1).

"SECURITY." For purposes of this Code (and the Insider Trading Policy attached as Appendix 3,) the term "security" includes not only stocks, but also options, rights, warrants, futures contracts, convertible securities, Exchange Trade Funds (ETF) or other securities that are related to a security in which GlobeFlex's clients may effect transactions or as to which GlobeFlex may make recommendations (sometimes also referred to as "related securities").

"COVERED ACCOUNTS." Many of the procedures, standards and restrictions in this Code govern activities in "Covered Accounts." Securities accounts of which GlobeFlex is a beneficial owner are generally considered "Covered Accounts." However, investment partnerships of which GlobeFlex is a general partner or from which GlobeFlex receives fees based on capital gains are generally not considered Covered Accounts despite the fact that GlobeFlex or Employees may be considered to have an indirect beneficial ownership interest in them.

In addition, Covered Accounts include each securities account registered in an Employee's name AND each account or transaction in which an Employee has any direct or indirect "beneficial ownership interest." The term "beneficial ownership interest" has a very broad meaning, discussed more completely below and in Appendix 1, and can include accounts of corporations owned by the Employee and even accounts owned by

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(1) Reportable funds are any mutual funds for which GlobeFlex acts as investment adviser or principle underwriter and shares in open-end Exchange Traded Funds (ETFs). Note that ETF's that are structured as unit investment trusts must be reported.

certain family members. It is very important to review Appendix 1 in determining compliance with reporting requirements and trading restrictions.

SPECIFIC RULES ARE NOT EXCLUSIVE. This Code's procedures, standards, and restrictions do not and cannot address each potential conflict of interest. Rather, they attempt to prevent some of the more common types of problems. Ethics and faithful discharge of our fiduciary duties require adherence to the spirit of this Code and an awareness that activities other than personal securities transactions could involve conflicts of interest. (For example, accepting favors from broker-dealers could involve an abuse of an Employee's position. GlobeFlex is a natural object of cultivation by securities dealers and it is possible that this consideration could impair GlobeFlex's objectivity.) If there is any doubt about a transaction for a reportable account or for an Employee's personal account, the Compliance Officer should be consulted.

                                       II.

                        RULES APPLICABLE TO ALL EMPLOYEES

All Employees must comply with the following policies.

ILLEGAL ACTIVITIES. Although our fiduciary duties require more than simply avoiding illegal and inappropriate behavior, at a minimum all Employees should be aware that, as a matter of policy and the terms of their employment with GlobeFlex, the following types of activities are strictly prohibited:

     (1) Using any device, scheme or artifice to defraud, or engaging in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any client or prospective client or any party to any securities transaction in which GlobeFlex or any of its clients is a participant;

     (2) Making any untrue statement of a material fact or omitting to state to any person a material fact necessary in order to make the statements GlobeFlex has made to such person, in light of the circumstances under which they are made, not misleading;

     (3) Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a client or prospective client; and

     (4) Causing GlobeFlex, acting as principal for its own account or for any account in which GlobeFlex or any person associated with GlobeFlex (within the meaning of the Investment Advisers Act) to sell any security to or purchase any security from a client in violation of any applicable law, rule or regulation of a governmental agency.

"INSIDER TRADING." It is GlobeFlex's policy that no Employee may engage in what is commonly known as "insider trading": (i) trading, either in a Covered Account or on behalf of any other person (including client accounts), on the basis of material nonpublic information; or (ii) communicating material nonpublic information to others in violation of the law. GlobeFlex has adopted an "Insider Trading Policy" that describes more fully what constitutes "insider trading" and the legal penalties for engaging in it. That policy is attached to this Code as Appendix 3. Each Employee must review the Insider Trading Policy annually and sign an acknowledgment that he or she has done so. Employees should refer to the Insider Trading Policy (as well as this Code) whenever an Employee believes he or she may have material nonpublic information.

FRONTRUNNING AND SCALPING. It is GlobeFlex's policy that no Employee may engage in what is commonly known as "frontrunning" or "scalping": buying or selling securities in a Covered Account, prior to clients, in order to benefit from any price movement that may be caused by client transactions or GlobeFlex's recommendations regarding the security.(2) To prevent frontrunning or scalping,(3) no Employee may buy or sell a security when he or she knows GlobeFlex is actively considering the security for purchase or sale (as applicable) in client accounts. The Chief Investment Officer will maintain a current list (the "List") of securities (i) as to which GlobeFlex has "Recommendation Information" or (ii) that are held in any client account, and will make the List available to the Compliance Officer for consultation in determining whether or not to clear a proposed transaction, as described below. Any decision by GlobeFlex that it will purchase or sell a particular security for its clients' accounts or that it will recommend that its clients buy or sell a particular security is considered "Recommendation Information." Recommendation Information also includes any research that could reasonably be expected to lead to a buy or sell decision or recommendation.

PRECLEARANCE. No Employee may buy, sell, or pledge any individual equity, limited offering, or private placement security for any Covered Account without obtaining written clearance from the Compliance Officer before the transaction, specifying the securities involved, dated, and signed by the Compliance Officer. Any transactions in open-end mutual funds advised by GlobeFlex must be precleared. ETF and closed-end mutual fund trades do not require preclearance, but do require reporting. It is each Employee's responsibility to bring proposed transactions to the Compliance Officer's attention and to obtain from the Compliance Officer follow-up written documentation of any oral clearance. Transactions effected without preclearance are subject, in the Compliance Officer's discretion (after consultation with other members of management, if appropriate), to being reversed or, if the Employee made profits on the transaction, to disgorgement of such profits. Additionally, the Compliance Officer's trades shall be approved by the alternate officer and vice versa. Preclearance forms are available from the Compliance Officer.

The Compliance Officer need not specify the reasons for any decision to clear or deny clearance for any proposed transaction. As a general matter, due to the difficulty of showing that an Employee did not know of client trading activity or Recommendation Information, the Compliance Officer should not be expected to clear transactions in securities as to which GlobeFlex has Recommendation Information, although the Compliance Officer may determine that a particular transaction in such a security does not, under the circumstances, create the appearance of impropriety and permit it.(4)

Transaction orders must be placed within three trading days after the day approval is granted.

"BLACKOUT" PERIOD. No Employee may buy a security, including a related security, at any time when a Client owns a security of the same class or a related security. In addition, no Employee may (i) buy a security within seven calendar days before any client account buys the same or a related security, (ii) sell such a security within seven days before any client account sells the same or a related security, (iii) sell a security within

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(2)  These practices may also constitute illegal "insider trading".

(3) Some of the specific trading rules described below are also intended, in part, to prevent frontrunning and scalping.

(4) For example, if an Employee seeks to sell a security he or she has owned for a significant time and GlobeFlex is considering buying the same or a related security for clients, the Compliance Officer may determine no appearance of impropriety exists.

seven days after any client account has bought the same or a related security or
(iv) buy a security within seven days after any client account has sold the same or a related security. The Compliance Officer may grant exemptions to the foregoing rules where strict adherence would result in prejudice to a client's interest (for example, when an Employee has sold a security and, before the expiration of seven days, external events make it important for a client to sell the same or a related security quickly). No Employee may execute a transaction in a security on any day during which there is pending for any client any order in the same security until the order is executed or withdrawn. This rule applies whether or not the Compliance Officer has cleared the transaction (e.g. earlier in the day than the time at which an order was first placed for a Client). If an Employee completes a transaction during a "blackout" period, he or she may be required to turn over any profits realized on the transaction, in most cases for crediting to client accounts.

LIMITATION ON SHORT-TERM TRADING. No Employee may engage in the purchase and sale, or sale and purchase, for a Covered Account of the same (or equivalent) securities within any period of 60 calendar days. In most cases, any profits realized by an Employee on trades within the 60-day period must be disgorged to GlobeFlex for crediting to client accounts.

OPTIONS AND SIMILAR DERIVATIVE SECURITIES. No Covered Account may buy, own, or trade in any options or futures contracts on any securities or securities indices; provided that the Compliance Officer may grant exceptions in circumstances in which she determines that no potential exists for the appearance of impropriety and that this prohibition would result in unreasonable hardship for the Employee or other beneficial owners of a Covered Account. For example, it may be inappropriate to prohibit the spouse of an Employee from receiving and owning employee stock options from his or her employer, provided the exercise of the options is subject to preclearance and the other rules applicable to securities transactions by Covered Accounts.(5)

COMMISSIONS. Employees may negotiate with broker-dealers regarding the commissions charged for their personal transactions but may not enter into any arrangement for a Covered Account to pay commissions at a rate that is better than the rate available to clients through similar negotiations.

GIFTS. No Employee may receive any gift or other thing of more than nominal value from any person or entity that does business with or on behalf of any client. All gifts in excess of $100 must be reported to the Compliance Officer.

DUTIES OF CONFIDENTIALITY. All Recommendation Information and all information relating to clients' portfolios and activities is strictly confidential. Consideration of a particular purchase or sale for a client account may not be disclosed except to authorized persons.

                                      III.

                    RULES APPLICABLE TO INVESTMENT EMPLOYEES

All Investment Employees (which include all Portfolio Managers) must comply with the following policies.

NEW ISSUE SECURITIES. No Investment Employee may purchase new publicly offered issues of any securities

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(5) In such a circumstance, if the employer's securities are held in client accounts, a further exemption will be required to allow the ownership and exercise of the options and the ownership and/or sale of the underlying stock.

("New Issue Securities") for any Covered Account in the public offering of those securities. Generally, Investment Employees may not purchase or recommend New Issue Securities for Covered Accounts until at least one day after the public offering has been completed.

PRIVATE PLACEMENTS. As stated in the Preclearance section, purchases (or recommendations) of securities for Covered Accounts in private placements must be cleared in advance by the Compliance Officer. In determining whether to approve any such transaction for an Investment Employee, the Compliance Officer will consider, among other factors, whether the investment opportunity should be reserved for client accounts and whether the investment opportunity is being offered to the Investment Employee by virtue of his or her position with GlobeFlex.(6) An Investment Employee who has acquired securities in a private placement must notify the Compliance Officer if he or she is to participate in subsequent consideration of an investment by client accounts in securities of the same issuer. In such circumstances, a decision to acquire securities of that issuer for client accounts must be reviewed independently by an Investment Employee with no personal interest in that issuer prior to placing an order. If no such Investment Employee exists, the transaction may not be effected for client accounts without specific client approval.

SERVICE AS A DIRECTOR. No Investment Employee may serve as a director of a publicly-held company without prior approval by the Compliance Officer and Chief Investment Officer (or another Investment Employee, if the Chief Investment Officer is the proposed board member) based upon a determination that service as a director would be in the best interests of any Client and its shareholders. In the limited instances in which such service is authorized, Investment Employees serving as directors will be isolated from other Investment Employees who are involved in making decisions as to the securities of that company through procedures determined by the Compliance Officer to be appropriate in the circumstances.

                                       IV.

                               EMPLOYEE REPORTING

REPORT OF HOLDINGS. Each Employee must, upon commencement of employment, disclose to the Compliance Officer the identities, amounts, and locations of all securities owned in all Covered Accounts -- i.e., accounts in which he or she has a "beneficial ownership interest." In addition, each Employee must disclose similar information within thirty (30) days after the end of each calendar year while employed by GlobeFlex. The initial reports must reflect all reportable accounts and holdings as of a date no more than 45 days after the person becomes an Employee. The annual reports must reflect all reportable accounts and holdings as of a date no more than 45 days before the report is submitted.

BROKERAGE ACCOUNTS. Each Employee who trades preclearable securities must instruct each broker, bank, or other financial institution in which the Employee has a Covered Account (i.e., a securities trading account in which the Employee has any direct or indirect beneficial ownership interest) to provide GlobeFlex with duplicates of all trade confirmations and all monthly or other periodic statements.

QUARTERLY REPORTS. Each Employee must report to the Compliance Officer by the tenth day after each quarter ends period all securities transactions in reportable securities in all of the Employee's Covered Accounts during the preceding quarter. In addition, each Employee must report all transactions for the account of each person or entity (i) that is not a client of GlobeFlex and
(ii) for whom the Employee manager provides

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(6) In making this determination, the Compliance Officer will often be expected to consult with the Portfolio Managers.

investment management services or to whom the Employee gives investment or voting advice. Appendix 2 sets forth a form for reporting those transactions.(7)

In filing Quarterly Reports, Employees must note that:

     a. Each Employee must file a report every quarter whether or not there were any reportable transactions.

     b. Reports must show all sales, purchases, or other acquisitions or dispositions, including gifts, the rounding out of fractional shares, exercises of conversion rights, exercises or sales of subscription rights and receipts of stock dividends or stock splits.

     c. Quarterly reports as to family and other Covered Accounts that are fee-paying clients of GlobeFlex, need merely list the account number; transactions need not be itemized.

     d. Employees need not report transactions in direct obligations of the U.S. Government or shares of registered open-end investment companies (other than Fund Clients).

     e. Employees shall also report on a quarterly basis, not later than 30 days after the end of the calendar quarter, the name of any account established by the Employee during the quarter in which any securities were held during the quarter for the direct or indirect benefit of the Employee, the date the account was established, and the date the report was submitted.

1/2 OF 1% HOLDINGS. GlobeFlex may limit its investment of client assets in securities if Employees have positions in related securities that exceed levels the Chief Investment Officer or the Portfolio Manager managing the client account considers appropriate. To help Portfolio Managers make these decisions, a special Item #3 in the Quarterly Report form requires each Employee to identify any company of which he or she "beneficially owns" more than 1/2 of 1% of the outstanding voting shares and specify the amount held. The Employee must be sure to include all holdings considered to be "beneficially owned," including amounts owned by his or her spouse, minor children, or trusts of which he or she, or members of his or her immediate family, are trustees.

DEFINITION OF BENEFICIAL OWNERSHIP. The concept of "beneficial ownership" of securities is broad and includes many diverse situations. An Employee has a "beneficial ownership" interest in not only securities he or she owns directly, and not only securities owned by others specifically for his or her benefit, but also (i) securities held by the Employee's spouse, minor children and relatives who live full time in the Employee's home, and (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Employee obtains benefits substantially equivalent to ownership. Examples of some of the most common of those arrangements are set forth in Appendix 1.(8)

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(7) If possible, all reportable transactions should be listed on a single form. If necessary, because of the number of transactions, attach a second form and mark it "continuation." All information called for in each column must be completed for every security listed on the report.

(8) An Employee need not report transactions in any account over which he or she does not have "any direct or indirect influence or control". The most common example of such a situation is where securities are held in a trust of which an Employee is a beneficiary but is not the trustee and has no control or influence over the trustee. This exception is very limited and will be construed narrowly. Questions about "influence or control" or otherwise

This broad definition of "beneficial ownership" is for purposes of this Code only; it does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. To accommodate potential differences in concepts of ownership for other purposes, an Employee may include in his/her Quarterly Report a statement declaring that the reporting or recording of any securities transaction shall not be construed as an admission that the reporting person has any direct or indirect beneficial ownership in the security. For example, if a parent or custodian sold securities owned by a minor child under a Uniform Gifts to Minors Act, the other parent would report such transaction, but could disclaim beneficial ownership by checking the appropriate box on the Quarterly Report. Whether or not an Employee's Quarterly Report carries such a disclaimer is a personal decision on which GlobeFlex will make no recommendation. Accordingly, an Employee may wish to consult his/her own attorney on this issue.

CONFIDENTIALITY. All statements of holdings, duplicate trade confirmations, duplicate account statements, and quarterly reports will generally be held in confidence by the Compliance Officer. However, the Compliance Officer may provide access to any of those materials to other members of GlobeFlex's management in order to resolve questions regarding compliance with this Code and regarding potential purchases or sales for client accounts, and GlobeFlex may provide regulatory authorities with access to those materials where required to do so under applicable laws, regulations, or orders of such authorities.

                                       V.

                              PROCEDURES; SANCTIONS

TRANSACTION MONITORING. To determine whether Employees have complied with the rules described above (and to detect possible insider trading), the Compliance Officer will review duplicate trade confirmations provided pursuant to those rules within 10 days after their receipt. The Compliance Officer will also compare Quarterly Reports with trade confirmations and records of preclearance activities to determine whether Employees are complying with the reporting requirements. The Compliance Officer will compare transactions in Covered Accounts with transactions in client accounts for transactions or trading patterns that suggest potential frontrunning, scalping, or other practices that constitute or could appear to involve abuses of Employees' positions. The Compliance Officer will also conduct a comprehensive review the Initial and Annual Holdings Reports and ensure they are consistent with the Quarterly Reports.

CERTIFICATION OF COMPLIANCE. Employees will promptly be provided with any amendments to the Code. By January 30 of each year, each Employee must certify that he or she has read and understands this Code, that he or she recognizes that this Code applies to him or her, and that he or she has complied with all of the rules and requirements of this Code, including reporting all securities transactions required to be reported.

RETENTION OR REPORTS AND OTHER RECORDS. The Compliance Officer will maintain at GlobeFlex's principal office for at least five years a confidential (subject to inspection by regulatory authorities) record of each reported violation of this Code and of any action taken as a result of such violation. The Compliance Officer will also cause to be maintained in appropriate places all other records relating to this Code that are required to be maintained by Rule 17j-1 under the Investment Company Act of 1940 and Rule 204-2 under the Investment Advisers Act of 1940, as well as under applicable state laws.

(..continued)
     about beneficial ownership or reporting responsibilities should be directed to the Compliance Officer.

QUARTERLY REPORT. The Compliance Officer will prepare a quarterly report to the General Partner of GlobeFlex:

     1. summarizing provisions of the Code concerning personal investing by Employees and any changes in the procedures made during the past quarter;

     2. identifying any violations of the Code concerning personal investing by Employees that required significant remedial action during the past quarter; and

     3. identifying any recommended changes in the Code based upon GlobeFlex's experience thereunder, evolving industry practice, or developments in applicable laws or regulations.

REPORTS OF VIOLATIONS. Any Employee who learns of any violation, apparent violation, or potential violation of this Code is required to advise the Compliance Officer as soon as practicable. The Compliance Officer will then take such action as may be appropriate under the circumstances. There will be no retaliation against employees for reporting violations of the code.

SANCTIONS. Upon discovering that any Employee has failed to comply with the requirements of this Code, GlobeFlex may impose on that Employee whatever sanctions management considers appropriate under the circumstances, including censure, suspension, limitations on permitted activities, or termination of employment.

                                       VI.

                   ACKNOWLEDGMENT OF RECEIPT AND CERTIFICATION

     I have received, read, understand, acknowledge that I am subject to and agree to abide by the guidelines set forth in this Code of Ethics and Conduct. I further certify that I have complied with the Code (including the Insider Trading Policy attached thereto) since the last date of my certification, and that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code. I understand that any violation of the Code may lead to sanctions, including my dismissal for cause.

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NAME                                    DATE

                                   APPENDIX 1

                        EXAMPLES OF BENEFICIAL OWNERSHIP

1. By an Employee for his/her own benefit, whether bearer, registered in his/her own name, or otherwise;

2. By others for the Employee's benefit (regardless of whether or how registered), such as securities held for the Employee by custodians, brokers, relatives, executors or administrators;

3.   For an Employee's account by a pledge;

4. By a trust in which an Employee has an income or remainder interest unless the Employee's only interest is to receive principal if (a) some other remainderman dies before distribution or (b) if some other person can direct by will a distribution of trust property or income to the Employee;

5. By an Employee as trustee or co-trustee, where either the Employee or any member of his/her immediate family (i.e., spouse, children and their descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an income or remainder interest in the trust.

6. By a trust of which the Employee is the settlor, if the Employee has the power to revoke the trust without obtaining the consent of all the beneficiaries;

7.   By any non-public partnership in which the Employee is a partner;

8. By a personal holding company controlled by the Employee alone or jointly with others;

9.   In the name of the Employee's spouse unless legally separated;

10. In the name of minor children of the Employee or in the name of any relative of the Employee or of his/her spouse (including an adult child) who is presently sharing the Employee's home. This applies even if the securities were not received from the Employee and the dividends are not actually used for the maintenance of the Employee's home;

11. In the name of any person other than the Employee and those listed in (9) and (10) above, if by reason of any contract, understanding, relationship, agreement, or other arrangement the Employee obtains benefits substantially equivalent to those of ownership;

12. In the name of any person other than the Employee, even though the Employee does not obtain benefits substantially equivalent to those of ownership (as described in (11) above), if the Employee can vest or revest title in himself/herself.

                                   APPENDIX 2

                     PERSONAL SECURITIES TRANSACTION REPORT

                                  CONFIDENTIAL
                             File Completed Form by
                 10th Day of Subsequent Month after Quarter End
                     PERSONAL SECURITIES TRANSACTION REPORT
                             FOR THE QUARTER ENDING
                                   MONTH, YYYY

EMPLOYEE NAME: ____________________________________

Reportable transactions are all transactions, regardless of size, except those in U.S. Treasury, short-term corporate paper, mutual funds and those in clients' accounts listed under #1 below. If a reported transaction is other than a sale or purchase, e.g., stock dividend, explain it on the reverse side.

This form must be filed quarterly, whether or not you have any transactions, by the 10th day of the subsequent month after quarter end and must cover all accounts in which you have a direct or indirect interest. These would include any accounts, including those of clients, in which you have "Beneficial Ownership" (unless you have no influence or control over them) and all non-client accounts over which you act in an advisory or supervisory capacity.

1. Client account numbers in which I have "Beneficial Ownership":

________________________________________________________________________________

________________________________________________________________________________

2. Amount of indebtedness attributable to the purchase of securities as of the end of the quarter: $__________________________________________

3. "Beneficial ownership" of more than 1/2 of 1% of a publicly owned company's outstanding stock; report company and total shares "beneficially owned":

________________________________________________________________________________

________________________________________________________________________________

4. I (had _________ had no _________) reportable transactions during the above quarter; list or attach all reportable transactions on the reverse side. If
   (a) sales involve securities purchased within the last 6 months or (b) purchases or sales were transacted via private placement or (c) security was a new issue within 5 days of purchase, indicate on the reverse side. You must include: the date of the transaction; the title; and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved; the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); the price of the security at which the transaction was effected; the name of the broker, and the dealer or bank with or through which the transaction was effected.

5. I (received ___ did not receive___) gifts or favors in excess of $100 from brokers, dealers or investment bankers during the above quarter; if gifts or favors were received, complete and attach a separate statement describing such gifts or favors and the circumstances under which they were received.


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Signature                               Date

                              GLOBEFLEX CAPITAL, LP
                          INITIAL STATEMENT OF HOLDINGS

I, ____________________________, certify that I (did/did not) hold securities in covered accounts as defined in our Code of Ethics at the start of my employment with GlobeFlex Capital. If I trade pre-clearable securities in covered accounts as defined, I agree to request that my broker(s) send duplicate copies of all trade confirms & monthly statements to the Compliance Officer at GlobeFlex.

The Description of Security Box must include the title and type of security, and as applicable the exchange ticker symbol or CUSIP number.

(The following/attached) is a complete listing of all securities owned in all Covered Accounts as defined by our Code of Ethics at the start of employment:

                              Amount of
                          Shares/Principal   Market Value as
Description of Security        Amount           of _______     Broker/Account Location
-----------------------   ----------------   ---------------   -----------------------


Please note any additional/special comments here:

________________________________________________________________________________


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Signature

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Date

                              GLOBEFLEX CAPITAL, LP
                          ANNUAL STATEMENT OF HOLDINGS
              (Return to Compliance Department by January 14, 2006)

I, ____________________________, certify that I (did/did not) hold securities in covered accounts as defined in our Code of Ethics at December 31, 2005. Additionally, I certify that I have read and understand the Firm's Code of Ethics, that I recognize the Code applies to me, and that I have complied with all of the rules and requirements of the Code, including reporting all securities transactions required to be reported during the year ended December 31, 2005.

The Description of Security Box must include the title and type of security, and as applicable the exchange ticker symbol or CUSIP number.

If applicable, the (following/attached) is a complete listing of all securities owned in all Covered Accounts as defined by our Code of Ethics as of December 31, 2005:

                              Amount of
                          Shares/Principal     Market Value
Description of Security        Amount          at 12/31/05     Broker/Account Location
-----------------------   ----------------   ---------------   -----------------------


Please note any additional/special comments here:

________________________________________________________________________________


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Signature

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Date

                                   APPENDIX 3

                             GLOBEFLEX CAPITAL, L.P.

                             INSIDER TRADING POLICY

SECTION I. POLICY STATEMENT

It is the policy of GlobeFlex Capital, L.P. ("the Firm") that no officer, director or employee may (i) trade, either personally or on behalf of others (including investment companies, collective investment funds, and common trust funds), on the basis of material nonpublic information or (ii) communicate material nonpublic information to others in violation of the law -- conduct that is commonly called "insider trading." This policy applies to every employee and every officer, director and employee of the Firm's general partner, and extends to activities both within and outside of their duties at the Firm. Each such employee, officer or director must read this policy statement and acknowledge his or her understanding of it. Terms used in this Policy but not defined will have the meanings given them in the Firm's Code of Ethics and Conduct.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") and to the communication of material nonpublic information to others. The law concerning insider trading is generally understood to prohibit:

     (-) trading by an "insider" while he or she is in possession of material nonpublic information;

     (-) trading by a non-insider while he or she is in possession of material nonpublic information, if the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; and

     (-) communicating material nonpublic information to others in violation of one's duty to keep such information confidential.

The elements of insider trading and the penalties for it are discussed below. If, after reviewing this policy statement, you have any questions you should consult the Compliance Officer.

A.   WHO IS AN INSIDER?

The concept of an "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include certain "outsiders" such as, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. According to the United States Supreme Court, before such an "outsider" may be considered a "temporary insider", the company's relationship with the outsider must be such that the company reasonably expects him or her to keep the disclosed nonpublic information confidential.

B.   WHAT IS MATERIAL INFORMATION?

Trading on inside information is not a basis for liability unless the information is "material." Information generally is material if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if public dissemination of it is reasonably certain to have a substantial effect on the price of a company's securities. Information that should be presumed to be material includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; commencement of or developments in major litigation; liquidation problems; and extraordinary management developments.

Material information does not have to relate to a company's business. For example, in one case, the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security.(9) In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

Perhaps more importantly, knowledge of a decision, or an impending decision, by the Firm to buy or sell a security for its clients or to recommend a security can constitute "material" information.

C.   WHAT IS NONPUBLIC INFORMATION?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

D.   BASES FOR LIABILITY.

     1.   FIDUCIARY DUTY THEORY.

In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading.(10)

In Dirks v. SEC,(11) the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants); or they can acquire a fiduciary duty to the company's shareholders as "tippees" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the

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(9)  Carpenter v. U.S., 108 U.S. 316 (1987).

(10) Chiarella v. U.S., 445 U.S. 22 (1980).

(11) 463 U.S. 646 (1983).

company's shareholders.

In the "tippee" situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. However, the benefit does not have to be monetary: it can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that more obscurely suggests a "quid pro quo."

     2.   MISAPPROPRIATION THEORY.

Another basis for insider trading liability is the "misappropriation" theory, where trading occurs on material nonpublic information that was stolen or misappropriated from any other person. In Carpenter v. U.S.,(12) the Court found that a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets.

The misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

     3.   TAKEOVER-RELATED INFORMATION.

One of the most abused types of material nonpublic information is information regarding impending corporate takeovers. To address historical abuses, the SEC adopted Rule 14e-3 under the Securities Exchange Act of 1934. That Rule imposes liability, in addition to any liability that may arise under the other theories described above, for trading while in possession of material information relating to a tender offer if the person trading knows or has reason to know that the information is nonpublic and has been obtained directly or indirectly from (i) the offeror, (ii) the target company, or (iii) any officer, director, partner or employee, or any other person acting on behalf of, either the offeror or the target company.

E.   PENALTIES FOR INSIDER TRADING.

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in the trading (or tipping) and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

     -    civil injunctions

     - damages in a civil suit as much as three times the amount of actual damages suffered by other buyers or sellers

     -    disgorgement of profits

     -    jail sentences

     - fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefitted, and

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(12) 108 U.S. 316 (1987).

     - fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided, and

     -    prohibition from employment in the securities industry.

In addition, any violation of this policy statement can be expected to result in serious disciplinary measures the Firm, including dismissal of the persons involved.

SECTION II. PROCEDURES TO IMPLEMENT THE FIRM'S POLICY AGAINST INSIDER TRADING.

The following procedures have been established to aid the officers, directors and employees of the Firm in avoiding insider trading, and to aid the Firm in preventing, detecting and punishing insider trading. Every officer, director and employee of the Firm must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult the Compliance Officer.

A.   IDENTIFYING INSIDE INFORMATION.

Any time you think you may have inside information about a company, before you can place any trade in that company's securities, either for yourself or for others (including the Firm's clients), and before you advise anyone (including the Firm's clients) to trade, in that company's securities, ask yourself the following questions:

     (-) Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is it information that would substantially affect the market price of the securities if generally disclosed?

     (-) Is the information nonpublic? To whom has this information been provided? Has it been effectively communicated to the marketplace by appearing on the Dow Jones wire or by being published in Reuters, The Wall Street Journal or other publications of general circulation?

If, after asking these questions, you believe the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

     (-)  Report the matter immediately to the Compliance Officer.

     (-) Do not purchase or sell the securities on behalf of yourself or others, including investment companies, collective investment funds, common trust funds or other accounts managed or advised by the Firm.

     (-) Do not communicate the information inside or outside the Firm, other than to the Compliance Officer.

     (-) After the Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

B.   PERSONAL SECURITIES TRADING.

The Firm's Code of Ethics and Conduct requires all Employees to submit to the Compliance Officer (i) an annual report of every security in which they, their families (including the spouse, minor children and adults living in the same household as the officer, director or employee), and trusts of which they are trustees or in which they have a beneficial interest, and (ii) quarterly reports of all securities transactions in which they and the foregoing entities and persons have participated. This reporting is in addition to any preclearance procedures that may apply to Employees' accounts. Failure to provide all the reports required under the Code of Ethics and Conduct constitutes a violation of these Procedures as well.

C.   RESTRICTING ACCESS TO MATERIAL NONPUBLIC INFORMATION

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within the Firm, except as provided in paragraph A above. In addition, you should take steps to keep such information secure. For example, files containing material nonpublic information should be sealed and access to computer files containing material nonpublic information should be restricted.

D.   RESOLVING ISSUES CONCERNING INSIDER TRADING

If, after you have considered the factors described in paragraph A, you are still not sure whether information you have about a company is material or nonpublic, or if you are unsure about whether or how these procedures apply to your situation, or about the propriety of any action, you must discuss the situation with the Compliance Officer before trading or communicating the information to anyone.

E.   ACKNOWLEDGMENT

I have read and understand the foregoing policy and procedures and will comply with them in all respects.

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NAME                                   DATE

SECTION III. SUPERVISORY PROCEDURES

Supervisory Procedures can be divided into two classifications - (A) prevention of insider trading and (B) detection of insider trading.

A.   PREVENTION OF INSIDER TRADING

To prevent insider trading, the Firm will:

     (-) provide educational materials to familiarize officers, directors and employees with the Firm's policy and procedures;

     (-) designate a knowledgeable employee (the "Compliance Officer") to answer questions regarding the Firm's policy and procedures;

     (-) resolve issues of whether information received by an officer, director or employee of the Firm is material and nonpublic;

     (-) review on a regular basis and update as necessary the Firm's policy and procedures; and

     (-) when it has been determined that an officer, director or employee of the Firm has material nonpublic information,

          (-) implement measures to prevent dissemination of such information, and

          (-) if necessary, restrict officers, directors and employees from trading the securities.

B.   DETECTION OF INSIDER TRADING

To detect insider trading, the Firm's Compliance Officer will, on an annual basis:

     (-) review all trading activity reports filed by each officer, director and employee within ten days of their submission;

     (-) review the trading activity in the Firm's own account and in accounts managed or advised by the Firm; and

     (-) coordinate the review of such reports with such other Firm officials as may be appropriate.

C.   SPECIAL REPORTS TO MANAGEMENT

Promptly, upon learning of a potential violation of the Firm's Policy and Procedures to Detect and Prevent Insider Trading, the Compliance Officer should prepare a written report to such other member's of the Firm's management as may be appropriate, providing full details and recommendations for further action.

D.   RECORDKEEPING

The Firm will designate an individual with responsibility for maintaining, in an accessible place, the following materials:

     (-) a copy of this Policy and Procedures to Detect and Prevent Insider Trading;

     (-) a record of any violation of these procedures for the most recent five years, and a detailed synopsis of the actions taken in response;

     (-) a copy of each transaction report required to be filed under Section II.B. for the most recent five years; and

     (-) a list of all persons who are or have been required to file transaction reports.